UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2004

TEKELEC

(Exact name of registrant as specified in its charter)

California	0-15135	95-2746131

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26580 W. Agoura Road, Calabasas, California	91302

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 880-5656

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement	1
Item 3.02 Unregistered Sales of Equity Securities	1

Item 1.01. Entry into a Material Definitive Agreement

     On September 14, 2004, Tekelec, a California corporation (“Tekelec”), entered into a definitive agreement with privately held VocalData, Inc., a Delaware corporation (“VocalData”), to acquire all of VocalData’s outstanding shares of capital stock.

     Under the terms of the Agreement and Plan of Merger dated as of September 14, 2004, among Tekelec, VocalData, Punkydoo Inc. and Core Capital Partners, L.P., as representative (the “Merger Agreement”), and subject to closing conditions, a new wholly owned subsidiary of Tekelec (Punkydoo Inc.) will be merged into VocalData. VocalData will be the surviving corporation. Tekelec will pay to the preferred stockholders of VocalData, in exchange for their interests in VocalData, consideration in the total amount of $29,000,000, consisting of (i) an aggregate cash amount of $14,500,000, subject to reduction for certain acquisition expense adjustments, and (ii) an aggregate number of shares of Tekelec Common Stock equal to $14,500,000 divided by the closing sales price per share of Tekelec’s Common Stock on the Nasdaq National Market for the ten trading days ending on the second trading day prior to the closing of the merger transaction, subject to reduction for certain working capital adjustments. The parties will place $5,800,000 of the stock merger consideration into escrow for 18 months following the closing of the transaction for the satisfaction of any indemnification claims made by Tekelec under the Merger Agreement.

     The shares of Tekelec Common Stock to be issued to the preferred stockholders of VocalData upon consummation of the merger will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, based in part upon Tekelec’s reasonable belief that the preferred stockholders are accredited investors within the meaning of Regulation D.

     Prior to entering into the Merger Agreement there was no material relationship between Tekelec and VocalData.

Item 3.02. Unregistered Sales of Equity Securities

     The information set forth in Item 1.01 is incorporated herein by this reference.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tekelec
Dated: September 20, 2004	By:	/s/ Ronald W. Buckly
Ronald W. Buckly
Senior Vice President, Corporate Affairs and General Counsel

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